                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*

                                AURORA FOODS INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                   051648 10 6
                                 (CUSIP Number)

                                December 31, 1999
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     \ \ Rule 13d-1(b)

     \ \ Rule 13d-1(c)

     \X\ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
CUSIP NO. 051648 10 6

(1)          Name of reporting persons                                     DARTFORD PARTNERSHIP L.L.C.

             S.S. or I.R.S. identification Nos. of above persons

(2)          Check the appropriate box if a member of a group (see         (a)
             instructions)                                                    \X\

                                                                           (b)
                                                                              \ \

(3)          SEC use only

(4)          Citizenship or place of
             organization                                                  Delaware

Number of shares beneficially owned by each reporting person with:

(5)          Sole voting power                                             2,000

(6)          Shared voting power                                           None

(7)          Sole dispositive power                                        2,000

(8)          Shared dispositive power                                      None

(9)          Aggregate amount beneficially owned by each reporting
             person                                                        2,000

(10)         Check if the aggregate amount in Row (9) excludes certain
             shares (see instructions)                                     \ \


(11)         Percent of class represented by amount in Row
             (9)                                                           Less than 0.01%

(12)         Type of reporting person (see instructions)                   OO

-------------

See footnotes below

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)           Name of reporting persons                                                       VDK FOODS LLC

              S.S. or I.R.S. identification Nos. of above persons

(2)           Check the appropriate box if a member of a group                                (a)
              (see instructions)                                                                 \X\
                                                                                              (b) \ \

(3)           SEC use only

(4)           Citizenship or place of organization                                            Delaware

Number of shares beneficially owned by each reporting person with:

(5)           Sole voting power                                                               None

(6)           Shared voting power                                                             3,795,081(1)

(7)           Sole dispositive power                                                          None

(8)           Shared dispositive power                                                        3,795,081(1)

(9)           Aggregate amount beneficially owned by each reporting person                    3,795,081(1)

(10)          Check if the aggregate amount in Row (9) excludes certain shares                \  \
              (see instructions)

(11)          Percent of class represented by amount in Row (9)                               5.7%

(12)          Type of reporting person (see instructions)                                     OO

-------------

See footnotes below

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)          Name of reporting persons                                         FENWAY PARTNERS CAPITAL
                                                                               FUND, L.P.

             S.S. or I.R.S. identification Nos. of above persons

(2)          Check the appropriate box if a member of a group (see             (a)
             instructions)                                                        \X\

                                                                               (b)
                                                                                  \ \

(3)          SEC use only

(4)          Citizenship or place of organization                              Delaware

Number of shares beneficially owned by each reporting person with:

(5)          Sole voting power                                                 16,362,051

(6)          Shared voting power                                               None

(7)          Sole dispositive power                                            16,362,051

(8)          Shared dispositive power                                          None

(9)          Aggregate amount beneficially owned by each reporting person      16,362,051

(10)         Check if the aggregate amount in Row (9) excludes certain         \ \
             shares (see instructions)

(11)         Percent of class represented by amount in Row (9)                 24.4%

(12)         Type of reporting person (see instructions)                       PN


-------------

See footnotes below

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)          Name of reporting persons                                           FPIP, LLC

             S.S. or I.R.S. identification Nos. of above persons

(2)          Check the appropriate box if a member of a group                    (a)
             (see instructions)                                                     \X\

                                                                                 (b)
                                                                                    \ \


(3)          SEC use only

(4)          Citizenship or place of organization                                Delaware

Number of shares beneficially owned by each reporting person with:

(5)          Sole voting power                                                   195,090

(6)          Shared voting power                                                 None

(7)          Sole dispositive power                                              195,090

(8)          Shared dispositive power                                            None

(9)          Aggregate amount beneficially owned by each reporting person        195,090

(10)         Check if the aggregate amount in Row (9) excludes certain shares    \ \
             (see instructions)

(11)         Percent of class represented by amount in Row (9)                   0.3%

(12)         Type of reporting person (see instructions)                         OO


-------------

See footnotes below

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)          Name of reporting persons                                             FPIP TRUST, LLC

             S.S. or I.R.S. identification Nos. of above persons

(2)          Check the appropriate box if a member of a group                      (a)
             (see instructions)                                                       \X\

                                                                                   (b)
                                                                                      \ \


(3)          SEC use only

(4)          Citizenship or place of organization                                  Delaware

Number of shares beneficially owned by each reporting person with:

(5)          Sole voting power                                                     130,544

(6)          Shared voting power                                                   None

(7)          Sole dispositive power                                                130,544

(8)          Shared dispositive power                                              None

(9)          Aggregate amount beneficially owned by each reporting person          130,544

(10)         Check if the aggregate amount in Row (9) excludes certain shares
             (see instructions)                                                    \ \

(11)         Percent of class represented by amount in Row (9)                     0.2%

(12)         Type of reporting person (see instructions)                           OO


-------------

See footnotes below

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)             Name of reporting persons                                                   UBS CAPITAL LLC

                S.S. or I.R.S. identification Nos. of above persons

(2)             Check the appropriate box if a member of a group                            (a)
                (see instructions)                                                             \X\

                                                                                            (b)
                                                                                               \X\


(3)             SEC use only

(4)             Citizenship or place of organization                                        New York

Number of shares beneficially owned by each reporting person with:

(5)             Sole voting power                                                           4,259,390

(6)             Shared voting power                                                         None

(7)             Sole dispositive power                                                      4,259,390

(8)             Shared dispositive power                                                    None

(9)             Aggregate amount beneficially owned by each reporting person                4,259,390

(10)            Check if the aggregate amount in Row (9) excludes certain shares (see
                instructions)                                                               \ \

(11)            Percent of class represented by amount in Row (9)                           6.4%

(12)            Type of reporting person (see instructions)                                 OO


-------------

See footnotes below

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)                Name of reporting persons                                   GLORIANDE (LUXEMBOURG)
                                                                               S.a.r.L.
                   S.S. or I.R.S. identification Nos. of above persons

(2)                Check the appropriate box if a member of a group (see       (a)
                   instructions)                                                  \X\

                                                                               (b)
                                                                                  \ \

(3)                SEC use only

(4)                Citizenship or place of organization                        Luxembourg

Number of shares beneficially owned by each reporting person with:

(5)                Sole voting power                                           464,309

(6)                Shared voting power                                         3,795,081(1)

(7)                Sole dispositive power                                      464,309

(8)                Shared dispositive power                                    3,795,081(1)

(9)                Aggregate amount beneficially owned by each reporting
                   person                                                      4,259,390(1)

(10)               Check if the aggregate amount in Row (9) excludes           \ \
                   certain shares (see instructions)

(11)               Percent of class represented by amount in Row
                   (9)                                                         6.4%

(12)               Type of reporting person (see instructions)                 OO


-------------

See footnotes below

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)          Name of reporting persons                                        IAN R. WILSON

             S.S. or I.R.S. identification Nos. of above persons

(2)          Check the appropriate box if a member of a group (see            (a)
             instructions)                                                       \X\

                                                                              (b)
                                                                                 \ \


(3)          SEC use only

(4)          Citizenship or place of organization                             United States

Number of shares beneficially owned by each reporting person with:

(5)          Sole voting power                                                2,157,466

(6)          Shared voting power                                              2,000(2)

(7)          Sole dispositive power                                           2,157,466

(8)          Shared dispositive power                                         2,000(2)

(9)          Aggregate amount beneficially owned by each reporting person     2,159,466(2)

(10)         Check if the aggregate amount in Row (9) excludes certain        \ \
             shares (see instructions)

(11)         Percent of class represented by amount in Row (9)                3.2%

(12)         Type of reporting person (see instructions)                      IN


-------------

See footnotes below

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)          Name of reporting persons                                        JAMES B. ARDREY

             S.S. or I.R.S. identification Nos. of above persons

(2)          Check the appropriate box if a member of a group (see            (a)
             instructions)                                                       \X\

                                                                              (b)
                                                                                 \ \


(3)          SEC use only

(4)          Citizenship or place of organization                             United States

Number of shares beneficially owned by each reporting person with:

(5)          Sole voting power                                                1,425,375

(6)          Shared voting power                                              29,029(2)(3)

(7)          Sole dispositive power                                           1,425,375

(8)          Shared dispositive power                                         29,029(2)(3)

(9)          Aggregate amount beneficially owned by each reporting person     1,454,404(2)(3)

(10)         Check if the aggregate amount in Row (9) excludes certain        \ \
             shares (see instructions)

(11)         Percent of class represented by amount in Row (9)                2.2%

(12)         Type of reporting person (see instructions)                      IN


-------------

See footnotes below

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)          Name of reporting persons                                        RAY CHUNG

             S.S. or I.R.S. identification Nos. of above persons

(2)          Check the appropriate box if a member of a group (see            (a)
             instructions)                                                       \X\

                                                                              (b)
                                                                                 \ \


(3)          SEC use only

(4)          Citizenship or place of organization                             United States

Number of shares beneficially owned by each reporting person with:

(5)          Sole voting power                                                1,351,317

(6)          Shared voting power                                              2,000(2)

(7)          Sole dispositive power                                           1,351,317

(8)          Shared dispositive power                                         2,000(2)

(9)          Aggregate amount beneficially owned by each reporting person     1,353,317(2)

(10)         Check if the aggregate amount in Row (9) excludes certain        \ \
             shares (see instructions)

(11)         Percent of class represented by amount in Row (9)                2.0%

(12)         Type of reporting person (see instructions)                      IN

-------------

See footnotes below

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)          Name of reporting persons                                        M. LAURIE CUMMINGS

             S.S. or I.R.S. identification Nos. of above persons

(2)          Check the appropriate box if a member of a group (see            (a)
             instructions)                                                       \X\

                                                                              (b)
                                                                                 \ \


(3)          SEC use only

(4)          Citizenship or place of organization                             United States

Number of shares beneficially owned by each reporting person with:

(5)          Sole voting power                                                737,236

(6)          Shared voting power                                              2,000(2)

(7)          Sole dispositive power                                           737,236

(8)          Shared dispositive power                                         2,000(2)

(9)          Aggregate amount beneficially owned by each reporting person     739,236(2)

(10)         Check if the aggregate amount in Row (9) excludes certain        \ \
             shares (see instructions)

(11)         Percent of class represented by amount in Row (9)                1.1%

(12)         Type of reporting person (see instructions)                      IN

-------------

See footnotes below

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)          Name of reporting persons                                        CARY S. FITCHEY

             S.S. or I.R.S. identification Nos. of above persons

(2)          Check the appropriate box if a member of a group (see            (a)
             instructions)                                                       \X\

                                                                              (b)
                                                                                 \ \


(3)          SEC use only

(4)          Citizenship or place of organization                             United States

Number of shares beneficially owned by each reporting person with:

(5)          Sole voting power                                                1,091,787

(6)          Shared voting power                                              None

(7)          Sole dispositive power                                           1,091,787

(8)          Shared dispositive power                                         None

(9)          Aggregate amount beneficially owned by each reporting person     1,091,787

(10)         Check if the aggregate amount in Row (9) excludes certain        \ \
             shares (see instructions)

(11)         Percent of class represented by amount in Row (9)                1.6%

(12)         Type of reporting person (see instructions)                      IN


-------------

See footnotes below

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)           Name of reporting persons                                        THE IAN AND SUSAN WILSON
                                                                               1998 IRREVOCABLE TRUST
              S.S. or I.R.S. identification Nos. of above persons

(2)           Check the appropriate box if a member of a group (see            (a)
              instructions)                                                       \X\

                                                                               (b)
                                                                                  \ \


(3)           SEC use only

(4)           Citizenship or place of organization                             California

Number of shares beneficially owned by each reporting person with:

(5)           Sole voting power                                                130,990

(6)           Shared voting power                                              None

(7)           Sole dispositive power                                           130,990

(8)           Shared dispositive power                                         None

(9)           Aggregate amount beneficially owned by each reporting person     130,990

(10)          Check if the aggregate amount in Row (9) excludes certain        \ \
              shares (see instructions)

(11)          Percent of class represented by amount in Row (9)                0.2%

(12)          Type of reporting person (see instructions)                      OO

-------------

See footnotes below

                                  SCHEDULE 13G
CUSIP NO. 051648 10 6

(1)          Name of reporting persons                                         RAY AND EILEEN CHUNG
                                                                               CHILDREN'S TRUST F/B/O
                                                                               MELISSA ANN CHUNG
             S.S. or I.R.S. identification Nos. of above persons

(2)          Check the appropriate box if a member of a group (see             (a)
             instructions)                                                        \X\

                                                                               (b)
                                                                                  \ \


(3)          SEC use only

(4)          Citizenship or place of organization                              Texas

Number of shares beneficially owned by each reporting person with:

(5)          Sole voting power                                                 51,047

(6)          Shared voting power                                               None

(7)          Sole dispositive power                                            51,047

(8)          Shared dispositive power                                          None

(9)          Aggregate amount beneficially owned by each reporting person      51,047

(10)         Check if the aggregate amount in Row (9) excludes certain         \ \
             shares (see instructions)

(11)         Percent of class represented by amount in Row (9)                 0.08%

(12)         Type of reporting person (see instructions)                       OO


-------------

See footnotes below

                                  SCHEDULE 13G
CUSIP NO. 051648 10 6

(1)          Name of reporting persons                                         RAY AND EILEEN CHUNG
                                                                               CHILDREN'S TRUST F/B/O
                                                                               JESSICA MICHELLE CHUNG
             S.S. or I.R.S. identification Nos. of above persons

(2)          Check the appropriate box if a member of a group (see             (a)
             instructions)                                                        \X\

                                                                               (b)
                                                                                  \ \


(3)          SEC use only

(4)          Citizenship or place of organization                              Texas

Number of shares beneficially owned by each reporting person with:

(5)          Sole voting power                                                 51,047

(6)          Shared voting power                                               None

(7)          Sole dispositive power                                            51,047

(8)          Shared dispositive power                                          None

(9)          Aggregate amount beneficially owned by each reporting person      51,047

(10)         Check if the aggregate amount in Row (9) excludes certain         \ \
             shares (see instructions)

(11)         Percent of class represented by amount in Row (9)                 0.08%

(12)         Type of reporting person (see instructions)                       OO


-------------

See footnotes below

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)          Name of reporting persons                                         SCOTT W. SEATON, TRUSTEE
                                                                               F/B/O CAITLIN E. ARDREY
             S.S. or I.R.S. identification Nos. of above persons

(2)          Check the appropriate box if a member of a group (see             (a)
             instructions)                                                        \X\

                                                                               (b)
                                                                                  \ \


(3)          SEC use only

(4)          Citizenship or place of organization                              Connecticut

Number of shares beneficially owned by each reporting person with:

(5)          Sole voting power                                                 4,504

(6)          Shared voting power                                               None

(7)          Sole dispositive power                                            4,504

(8)          Shared dispositive power                                          None

(9)          Aggregate amount beneficially owned by each reporting person      4,504

(10)         Check if the aggregate amount in Row (9) excludes certain         \ \
             shares (see instructions)

(11)         Percent of class represented by amount in Row (9)                 Less than 0.01%

(12)         Type of reporting person (see instructions)                       OO


-------------

See footnotes below

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)          Name of reporting persons                                         SCOTT W. SEATON, TRUSTEE
                                                                               F/B/O IAN B. ARDREY
             S.S. or I.R.S. identification Nos. of above persons

(2)          Check the appropriate box if a member of a group                  (a)
             (see instructions)                                                   \X\

                                                                               (b)
                                                                                  \ \


(3)          SEC use only

(4)          Citizenship or place of organization                              Connecticut

Number of shares beneficially owned by each reporting person with:

(5)          Sole voting power                                                 4,504

(6)          Shared voting power                                               None

(7)          Sole dispositive power                                            4,504

(8)          Shared dispositive power                                          None

(9)          Aggregate amount beneficially owned by each reporting person      4,504

(10)         Check if the aggregate amount in Row (9) excludes certain         \ \
             shares (see instructions)

(11)         Percent of class represented by amount in Row (9)                 Less than 0.01%

(12)         Type of reporting person (see instructions)                       OO


-------------

See footnotes below

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)           Name of reporting persons                                         WENDY R. ARDREY, TRUSTEE
                                                                                F/B/O ANN RICHARDSON
              S.S. or I.R.S. identification Nos. of above persons

(2)           Check the appropriate box if a member of a group (see             (a)
              instructions)                                                        \X\

                                                                                (b)
                                                                                   \ \


(3)           SEC use only

(4)           Citizenship or place of organization                              Connecticut

Number of shares beneficially owned by each reporting person with:

(5)           Sole voting power                                                 6,007

(6)           Shared voting power                                               None

(7)           Sole dispositive power                                            6,007

(8)           Shared dispositive power                                          None

(9)           Aggregate amount beneficially owned by each reporting person      6,007

(10)          Check if the aggregate amount in Row (9) excludes certain         \ \
              shares (see instructions)

(11)          Percent of class represented by amount in Row (9)                 Less than 0.01%

(12)          Type of reporting person (see instructions)                       OO


-------------

See footnotes below

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)           Name of reporting persons                                         ELIZABETH D. ARDREY

              S.S. or I.R.S. identification Nos. of above persons

(2)           Check the appropriate box if a member of a group (see             (a)
              instructions)                                                        \X\

                                                                                (b)
                                                                                   \ \

(3)           SEC use only

(4)           Citizenship or place of organization                              United States

Number of shares beneficially owned by each reporting person with:

(5)           Sole voting power                                                 6,007

(6)           Shared voting power                                               None

(7)           Sole dispositive power                                            6,007

(8)           Shared dispositive power                                          None

(9)           Aggregate amount beneficially owned by each reporting person      6,007

(10)          Check if the aggregate amount in Row (9) excludes certain         \ \
              shares (see instructions)

(11)          Percent of class represented by amount in Row (9)                 Less than 0.01%

(12)          Type of reporting person (see instructions)                       IN


-------------

See footnotes below

                                  SCHEDULE 13G
CUSIP NO. 051648 10 6

(1)          Name of reporting persons                                        R. HOLT ARDREY, TRUSTEE
                                                                              F/B/O BLAKE ARDREY
             S.S. or I.R.S. identification Nos. of above persons

(2)          Check the appropriate box if a member of a group (see            (a)
             instructions)                                                       \X\

                                                                              (b)
                                                                                 \ \


(3)          SEC use only

(4)          Citizenship or place of organization                             Connecticut

Number of shares beneficially owned by each reporting person with:

(5)          Sole voting power                                                6,007

(6)          Shared voting power                                              None

(7)          Sole dispositive power                                           6,007

(8)          Shared dispositive power                                         None

(9)          Aggregate amount beneficially owned by each reporting person     6,007

(10)         Check if the aggregate amount in Row (9) excludes certain        \ \
             shares (see instructions)

(11)         Percent of class represented by amount in Row (9)                Less than 0.01%

(12)         Type of reporting person (see instructions)                      OO


-------------

See footnotes below

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)           Name of reporting persons                                         R. HOLT ARDREY, TRUSTEE
                                                                                F/B/O SCOTT ARDREY
              S.S. or I.R.S. identification Nos. of above persons

(2)           Check the appropriate box if a member of a group (see             (a)
              instructions)                                                        \X\

                                                                                (b)
                                                                                   \ \


(3)           SEC use only

(4)           Citizenship or place of organization                              Connecticut

Number of shares beneficially owned by each reporting person with:

(5)           Sole voting power                                                 6,007

(6)           Shared voting power                                               None

(7)           Sole dispositive power                                            6,007

(8)           Shared dispositive power                                          None

(9)           Aggregate amount beneficially owned by each reporting person      6,007

(10)          Check if the aggregate amount in Row (9) excludes certain         \ \
              shares (see instructions)

(11)          Percent of class represented by amount in Row (9)                 Less than 0.01%

(12)          Type of reporting person (see instructions)                       OO


-------------

See footnotes below

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)                 Name of reporting persons                                     SUNAPEE SECURITIES, INC.

                    S.S. or I.R.S. identification Nos. of above persons

(2)                 Check the appropriate box if a member of a group (see         (a)
                    instructions)                                                    \X\

                                                                                  (b)
                                                                                     \ \


(3)                 SEC use only

(4)                 Citizenship or place of organization                          Delaware

Number of shares beneficially owned by each reporting person with:

(5)                 Sole voting power                                             179,515

(6)                 Shared voting power                                           None

(7)                 Sole dispositive power                                        179,515

(8)                 Shared dispositive power                                      None

(9)                 Aggregate amount beneficially owned by each reporting
                    person                                                        179,515

(10)                Check if the aggregate amount in Row (9) excludes certain     \ \
                    shares (see instructions)

(11)                Percent of class represented by amount in Row (9)
                                                                                  0.3%
(12)                Type of reporting person (see instructions)                   CO

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)                  Name of reporting persons                                          SQUAM LAKE
                                                                                        INVESTORS II, L.P.
                     S.S. or I.R.S. identification Nos. of above persons

(2)                  Check the appropriate box if a member of a group                   (a)
                     (see instructions)                                                    \X\

                                                                                        (b)
                                                                                           \ \


(3)                  SEC use only

(4)                  Citizenship or place of organization                               Delaware

Number of shares beneficially owned by each reporting person with:

(5)                  Sole voting power                                                  179,515

(6)                  Shared voting power                                                None

(7)                  Sole dispositive power                                             179,515

(8)                  Shared dispositive power                                           None

(9)                  Aggregate amount beneficially owned by each reporting person       179,515

(10)                 Check if the aggregate amount in Row (9) excludes certain          \ \
                     shares (see instructions)

(11)                 Percent of class represented by amount in Row (9)                  0.3%

(12)                 Type of reporting person (see instructions)                        PN

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)          Name of reporting persons                                        THOMAS J. FERRARO

             S.S. or I.R.S. identification Nos. of above persons

(2)          Check the appropriate box if a member of a group (see            (a)
             instructions)                                                       \X\

                                                                              (b)
                                                                                 \ \


(3)          SEC use only

(4)          Citizenship or place of organization                             United States

Number of shares beneficially owned by each reporting person with:

(5)          Sole voting power                                                358,208

(6)          Shared voting power                                              128,236(3)

(7)          Sole dispositive power                                           358,208

(8)          Shared dispositive power                                         128,236(3)

(9)          Aggregate amount beneficially owned by each reporting person     358,208

(10)         Check if the aggregate amount in Row (9) excludes certain        \X\
             shares (see instructions)                                         (3)

(11)         Percent of class represented by amount in Row (9)                0.5%

(12)         Type of reporting person (see instructions)                      IN

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)              Name of reporting persons                                 IRREVOCABLE TRUST FOR
                                                                           GREGORY T. FERRARO
                 S.S. or I.R.S. identification Nos. of above
                 persons

(2)              Check the appropriate box if a member of a group (see     (a)
                 instructions)                                                \X\

                                                                           (b)
                                                                              \ \


(3)              SEC use only

(4)              Citizenship or place of organization                      Ohio

Number of shares beneficially owned by each reporting person with:

(5)              Sole voting power                                         64,118

(6)              Shared voting power                                       None

(7)              Sole dispositive power                                    64,118

(8)              Shared dispositive power                                  None

(9)              Aggregate amount beneficially owned by each reporting
                 person                                                    64,118

(10)             Check if the aggregate amount in Row (9) excludes         \ \
                 certain shares (see instructions)

(11)             Percent of class represented by amount in Row
                 (9)                                                       0.1%

(12)             Type of reporting person (see instructions)               OO

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)          Name of reporting persons                                    IRREVOCABLE TRUST FOR
                                                                          MICHAEL A. FERRARO
             S.S. or I.R.S. identification Nos. of above
             persons

(2)          Check the appropriate box if a member of a                   (a)
             group (see instructions)                                        \X\

                                                                          (b)
                                                                             \ \


(3)          SEC use only

(4)          Citizenship or place of organization                         Ohio

Number of shares beneficially owned by each reporting person with:

(5)          Sole voting power                                            64,118

(6)          Shared voting power                                          None

(7)          Sole dispositive power                                       64,118

(8)          Shared dispositive power                                     None

(9)          Aggregate amount beneficially owned by each reporting
             person                                                       64,118

(10)         Check if the aggregate amount in Row (9) excludes certain    \ \
             shares (see instructions)

(11)         Percent of class represented by amount in
             Row (9)                                                      0.1%

(12)         Type of reporting person (see instructions)                  OO

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)          Name of reporting persons                                         C. GARY WILLETT

             S.S. or I.R.S. identification Nos. of above persons

(2)          Check the appropriate box if a member of a group (see             (a)
             instructions)                                                        \X\

                                                                               (b)
                                                                                  \ \


(3)          SEC use only

(4)          Citizenship or place of organization                              United States

Number of shares beneficially owned by each reporting person with:

(5)          Sole voting power                                                 259,035

(6)          Shared voting power                                               32,058(3)

(7)          Sole dispositive power                                            259,035

(8)          Shared dispositive power                                          32,058(3)

(9)          Aggregate amount beneficially owned by each reporting person      259,035

(10)         Check if the aggregate amount in Row (9) excludes certain         \X\
             shares (see instructions)                                         (3)

(11)         Percent of class represented by amount in Row (9)                 0.4%

(12)         Type of reporting person (see instructions)                       IN

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)          Name of reporting persons                                         IRREVOCABLE TRUST FOR
                                                                               JENNIFER L. WILLETT
             S.S. or I.R.S. identification Nos. of above persons

(2)          Check the appropriate box if a member of a group (see             (a)
             instructions)                                                        \X\

                                                                               (b)
                                                                                  \ \


(3)          SEC use only

(4)          Citizenship or place of organization                              Ohio

Number of shares beneficially owned by each reporting person with:

(5)          Sole voting power                                                 10,686

(6)          Shared voting power                                               None

(7)          Sole dispositive power                                            10,686

(8)          Shared dispositive power                                          None

(9)          Aggregate amount beneficially owned by each reporting person      10,686

(10)         Check if the aggregate amount in Row (9) excludes certain         \ \
             shares (see instructions)

(11)         Percent of class represented by amount in Row (9)                 0.02%

(12)         Type of reporting person (see instructions)                       OO

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)          Name of reporting persons                                    IRREVOCABLE TRUST FOR BRYAN
                                                                          S. WILLETT
             S.S. or I.R.S. identification Nos. of above persons

(2)          Check the appropriate box if a member of a group (see        (a)
             instructions)                                                   \X\

                                                                          (b)
                                                                             \ \


(3)          SEC use only

(4)          Citizenship or place of organization                         Ohio

Number of shares beneficially owned by each reporting person with:

(5)          Sole voting power                                            10,686

(6)          Shared voting power                                          None

(7)          Sole dispositive power                                       10,686

(8)          Shared dispositive power                                     None

(9)          Aggregate amount beneficially owned by each reporting
             person                                                       10,686


(10)         Check if the aggregate amount in Row (9) excludes certain    \ \
             shares (see instructions)

(11)         Percent of class represented by amount in Row
             (9)                                                          0.02%

(12)         Type of reporting person (see instructions)                  OO

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)          Name of reporting persons                                         IRREVOCABLE TRUST FOR
                                                                               KIMBERLY E. WILLETT
             S.S. or I.R.S. identification Nos. of above persons

(2)          Check the appropriate box if a member of a group (see             (a)
             instructions)                                                        \X\

                                                                               (b)
                                                                                  \ \


(3)          SEC use only

(4)          Citizenship or place of organization                              Ohio

Number of shares beneficially owned by each reporting person with:

(5)          Sole voting power                                                 10,686

(6)          Shared voting power                                               None

(7)          Sole dispositive power                                            10,686

(8)          Shared dispositive power                                          None

(9)          Aggregate amount beneficially owned by each reporting person
                                                                               10,686


(10)         Check if the aggregate amount in Row (9) excludes certain         \ \
             shares (see instructions)

(11)         Percent of class represented by amount in Row (9)                 0.02%

(12)         Type of reporting person (see instructions)                       OO

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)           Name of reporting persons                                         ALAN G. MINTZ

              S.S. or I.R.S. identification Nos. of above persons

(2)           Check the appropriate box if a member of a group (see             (a)
              instructions)                                                        \X\

                                                                                (b)
                                                                                   \ \


(3)           SEC use only

(4)           Citizenship or place of organization                              United States

Number of shares beneficially owned by each reporting person with:

(5)           Sole voting power                                                 190,806

(6)           Shared voting power                                               None

(7)           Sole dispositive power                                            190,806

(8)           Shared dispositive power                                          None

(9)           Aggregate amount beneficially owned by each reporting person      190,806


(10)          Check if the aggregate amount in Row (9) excludes certain         \ \
              shares (see instructions)

(11)          Percent of class represented by amount in Row (9)                 0.3%

(12)          Type of reporting person (see instructions)                       IN

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)           Name of reporting persons                                         DIRK C. GRIZZLE

              S.S. or I.R.S. identification Nos. of above persons

(2)           Check the appropriate box if a member of a group (see             (a)
              instructions)                                                        \X\

                                                                                (b)
                                                                                   \ \


(3)           SEC use only

(4)           Citizenship or place of organization                              United States

Number of shares beneficially owned by each reporting person with:

(5)           Sole voting power                                                 166,887

(6)           Shared voting power                                               None

(7)           Sole dispositive power                                            166,887

(8)           Shared dispositive power                                          None

(9)           Aggregate amount beneficially owned by each reporting person
                                                                                166,887


(10)          Check if the aggregate amount in Row (9) excludes certain         \ \
              shares (see instructions)

(11)          Percent of class represented by amount in Row (9)                 0.2%

(12)          Type of reporting person (see instructions)                       IN

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)           Name of reporting persons                                         ROBERT A. KRASKA

              S.S. or I.R.S. identification Nos. of above persons

(2)           Check the appropriate box if a member of a group (see             (a)
              instructions)                                                        \X\

                                                                                (b)
                                                                                   \ \


(3)           SEC use only

(4)           Citizenship or place of organization                              United States

Number of shares beneficially owned by each reporting person with:

(5)           Sole voting power                                                 65,052

(6)           Shared voting power                                               None

(7)           Sole dispositive power                                            65,052

(8)           Shared dispositive power                                          None

(9)           Aggregate amount beneficially owned by each reporting person
                                                                                65,052


(10)          Check if the aggregate amount in Row (9) excludes certain         \ \
              shares (see instructions)

(11)          Percent of class represented by amount in Row (9)                 0.1%

(12)          Type of reporting person (see instructions)                       IN

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)           Name of reporting persons                                         THOMAS O. ELLINWOOD

              S.S. or I.R.S. identification Nos. of above persons

(2)           Check the appropriate box if a member of a group (see             (a)
              instructions)                                                        \X\

                                                                                (b)
                                                                                   \ \


(3)           SEC use only

(4)           Citizenship or place of organization                              United States

Number of shares beneficially owned by each reporting person with:

(5)           Sole voting power                                                 280,818

(6)           Shared voting power                                               None

(7)           Sole dispositive power                                            280,818

(8)           Shared dispositive power                                          None

(9)           Aggregate amount beneficially owned by each
              reporting person                                                  280,818

(10)          Check if the aggregate amount in Row (9) excludes certain         \ \
              shares (see instructions)

(11)          Percent of class represented by amount in Row (9)                 0.4%

(12)          Type of reporting person (see instructions)                       IN

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)           Name of reporting persons                                         TIMOTHY B. ANDERSEN

              S.S. or I.R.S. identification Nos. of above persons

(2)           Check the appropriate box if a member of a group (see             (a)
              instructions)                                                        \X\

                                                                                (b)
                                                                                   \ \


(3)           SEC use only

(4)           Citizenship or place of organization                              United States

Number of shares beneficially owned by each reporting person with:

(5)           Sole voting power                                                 161,561

(6)           Shared voting power                                               None

(7)           Sole dispositive power                                            161,561

(8)           Shared dispositive power                                          None

(9)           Aggregate amount beneficially owned by each reporting person
                                                                                161,561


(10)          Check if the aggregate amount in Row (9) excludes certain         \ \
              shares (see instructions)

(11)          Percent of class represented by amount in Row (9)                 0.2%

(12)          Type of reporting person (see instructions)                       IN

-------------

See footnotes below

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)           Name of reporting persons                                         THOMAS J. YOUNGERMAN

              S.S. or I.R.S. identification Nos. of above persons

(2)           Check the appropriate box if a member of a group (see             (a)
              instructions)                                                        \X\

                                                                                (b)
                                                                                   \ \


(3)           SEC use only

(4)           Citizenship or place of organization                              United States

Number of shares beneficially owned by each reporting person with:

(5)           Sole voting power                                                 172,805(4)

(6)           Shared voting power                                               None

(7)           Sole dispositive power                                            172,805(4)

(8)           Shared dispositive power                                          None

(9)           Aggregate amount beneficially owned by each reporting person      172,805(4)

(10)          Check if the aggregate amount in Row (9) excludes certain         \ \
              shares (see instructions)

(11)          Percent of class represented by amount in Row (9)                 0.3%

(12)          Type of reporting person (see instructions)                       IN


-------------

See footnotes below

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)           Name of reporting persons                                         OLAFUR GUDMUNDSSON

              S.S. or I.R.S. identification Nos. of above persons

(2)           Check the appropriate box if a member of a group (see             (a)
              instructions)                                                        \X\

                                                                                (b)
                                                                                   \ \


(3)           SEC use only

(4)           Citizenship or place of organization                              United States

Number of shares beneficially owned by each reporting person with:

(5)           Sole voting power                                                 163,198

(6)           Shared voting power                                               None

(7)           Sole dispositive power                                            163,198

(8)           Shared dispositive power                                          None

(9)           Aggregate amount beneficially owned by each reporting person
                                                                                163,198

(10)          Check if the aggregate amount in Row (9) excludes certain         \ \
              shares (see instructions)

(11)          Percent of class represented by amount in Row (9)                 0.2%

(12)          Type of reporting person (see instructions)                       IN

-------------

See footnotes below

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)           Name of reporting persons                                         GREGORY L. SMITH

              S.S. or I.R.S. identification Nos. of above persons

(2)           Check the appropriate box if a member of a group (see             (a)
              instructions)                                                        \X\

                                                                                (b)
                                                                                   \ \


(3)           SEC use only

(4)           Citizenship or place of organization                              United States

Number of shares beneficially owned by each reporting person with:

(5)           Sole voting power                                                 98,899

(6)           Shared voting power                                               None

(7)           Sole dispositive power                                            98,899

(8)           Shared dispositive power                                          None

(9)           Aggregate amount beneficially owned by each reporting person
                                                                                98,899

(10)          Check if the aggregate amount in Row (9) excludes certain         \ \
              shares (see instructions)

(11)          Percent of class represented by amount in Row (9)                 0.1%

(12)          Type of reporting person (see instructions)                       IN

-------------

See footnotes below

                                  SCHEDULE 13G

CUSIP NO. 051648 10 6

(1)           Name of reporting persons                                         ANTHONY A. BEVILACQUA

              S.S. or I.R.S. identification Nos. of above persons

(2)           Check the appropriate box if a member of a group (see             (a)
              instructions)                                                         \X\

                                                                                (b)
                                                                                   \ \


(3)           SEC use only

(4)           Citizenship or place of organization                              United States

Number of shares beneficially owned by each reporting person with:

(5)           Sole voting power                                                 92,256

(6)           Shared voting power                                               None

(7)           Sole dispositive power                                            92,256

(8)           Shared dispositive power                                          None

(9)           Aggregate amount beneficially owned by each reporting person      92,256

(10)          Check if the aggregate amount in Row (9) excludes certain         \ \
              shares (see instructions)

(11)          Percent of class represented by amount in Row (9)                 0.1%

(12)          Type of reporting person (see instructions)                       IN

-------------

See footnotes below

                            FOOTNOTES TO COVER PAGES
---------------

(1) VDK Foods LLC dissolved on July 1, 1999 and is in liquidation. Represents 3,795,081 shares that will be distributed pursuant to that liquidation to Gloriande (Luxenbourg) S.a.r.L. ("Gloriande") upon the submission by Gloriande of a required filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the expiration or early termination of the waiting period thereunder. VDK Foods LLC disclaims beneficial ownership of such shares.

(2) Ian R. Wilson is the managing partner, and James B. Ardrey, Ray Chung and M. Laurie Cummings are partners, of Dartford Partnership L.L.C. and, as such, may be deemed to have or share the power to vote or dispose of the 2,000 shares of Common Stock held directly by Dartford. Each of Messrs. Wilson, Ardrey and Chung and Ms. Cummings disclaims beneficial ownership of any such shares.

(3) The Reporting Person may be deemed to have the power to direct the voting or disposition of shares of Common Stock held directly be certain children's trusts; however, the Reporting Person disclaims beneficial ownership of such shares.

(4) Includes 11,666 shares that are subject to purchase within 60 days upon the exercise of options.

                         AURORA FOODS INC. SCHEDULE 13G

Item 1.  Issuer.

     (a) The name of the issuer is Aurora Foods Inc., a Delaware corporation (the "Issuer").

     (b) The address of Issuer's principal executive office is 456 Montgomery Street, Suite 2200, San Francisco, California 94104.

Item 2.  Reporting Person.

     (a)  Name of person filing:

          Incorporated by reference to Item 1 of the Cover Pages (each a "Reporting Person").

     (b)  Address of principal business office, or if none, residence:

          Dartford Partnership L.L.C.
          456 Montgomery Street
          Suite 2200
          San Francisco, CA  94104

          VDK Foods LLC
          456 Montgomery Street
          Suite 2200
          San Francisco, CA  94104

          Fenway Partners Capital Fund, L.P.
          152 West 57th Street
          New York, NY  10019

          FPIP Trust, LLC
          c/o Fenway Partners Capital Fund, L.P.
          152 West 57th Street
          New York, NY  10019

          FPIP, LLC
          c/o Fenway Partners Capital Fund, L.P.
          152 West 57th Street
          New York, NY  10019

          UBS Capital LLC
          299 Park Avenue
          New York, NY  10171

          Gloriande (Luxembourg) S.a.r.L.
          c/o Moore Stephens Services SAM
          L'Estoril
          Avenue Princess Grace

          Ian R. Wilson
          945 Green Street
          San Francisco, CA  94133

          James B. Ardrey
          48 Pheasant Lane
          Greenwich, CT  06830

          Ray Chung
          11 Smithdale Estates
          Houston, TX  77024

          M. Laurie Cummings
          1765 Broadway, Apt. 5
          San Francisco, CA  94109

          The Ian and Susan Wilson 1998 Irrevocable Trust
          945 Green Street
          San Francisco, CA  94135

          Ray and Eileen Chung Children's Trust
          f/b/o Melissa Ann Chung
          11 Smithdale Estates
          Houston, TX  77024

          Ray and Eileen Chung Children's Trust
          f/b/o Jessica Michelle Chung
          11 Smithdale Estates
          Houston, TX  77024

          Scott W. Seaton, Trustee f/b/o Caitlin E. Ardrey
          48 Pheasant Lane
          Greenwich, CT  06830

          Scott W. Seaton, Trustee f/b/o Ian B. Ardrey
          48 Pheasant Lane
          Greenwich, CT  06830

          Wendy R. Ardrey, Trustee f/b/o Ann Richardson
          48 Pheasant Lane
          Greenwich, CT 06830

          Elizabeth D. Ardrey
          230 Tazwell Street, #404
          Norfolk, VA  23510

          R. Holt Ardrey, Trustee f/b/o Blake Ardrey
          c/o R. Holt Ardrey
          107 Carrie Street
          Greenwich, CT  06830

          R. Holt Ardrey, Trustee f/b/o Scott Ardrey
          c/o R. Holt Ardrey
          107 Carrie Street
          Greenwich, CT  06830

          Cary S. Fitchey
          18930 Pacific Coast Highway
          Malibu, CA  90265

          Sunapee Securities, Inc.
          Two Copley Place
          Boston, MA  02116

          Squam Lake Investors II, L.P.
          Two Copley Place
          Boston, MA  02116

          Thomas J. Ferraro
          438 Delegate Drive
          Worthington, OH  43235

          Irrevocable Trust for Gregory T. Ferraro
          438 Delegate Drive
          Worthington, OH 43235

          Irrevocable Trust for Michael A. Ferraro
          438 Delegate Drive
          Worthington, OH  43235

          C. Gary Willett
          8297 Rookery Way
          Westerville, OH  43082

          Irrevocable Trust for Jennifer L. Willett
          8297 Rookery Way
          Westerville, OH  43082

          Irrevocable Trust for Bryan S. Willett
          8297 Rookery Way
          Westerville, OH  43082

          Irrevocable Trust for Kimberly E. Willett
          8297 Rookery Way
          Westerville, OH  43082

          Alan G. Mintz
          8005 Spalding Hills
          Atlanta, GA  30350

          Dirk C. Grizzle
          1151 Nautilus Place
          Westerville, OH  43082

          Robert A. Kraska
          1050 Isle Court
          Westerville, OH  43082

          Thomas O. Ellinwood
          232 N. Kingshighway
          Apt. 1905
          St. Louis, MO  63108

          Timothy B. Andersen
          20 Georgian Acres
          St. Louis, MO  63131

          Thomas J. Youngerman
          232 N. Kingshighway, Apt. 1004
          St. Louis, MO  63108

         Olafur Gudmundsson
         4813 West Sunnyslope Road
         Edina, MN  55424

         Gregory L. Smith
         2000 W. Southmeadow Lane
         Lake Forest, Illinois  60045

         Anthony A. Bevilacqua
         424 Yorkshire Place
         Webster Groves, MO  63119

(c)      Citizenship:

         Incorporated by Reference from Item 4 of the Cover Pages.

(d)      Title of Class of Securities:

         Incorporated by Reference from the Cover Page.

(e)      CUSIP Number:

         Incorporated by Reference from the Cover Page.

Item 3. If this statement is filed pursuant to Rule 13d-1(b), 13d-2(b) or (c), check whether the person filing is a:

     (a)  ( ) Broker or dealer register under section 15 of the Act (15 U.S.C.
78o).

     (b)  ( ) Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) ( ) Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) ( ) Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  ( ) An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

     (f) ( ) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

     (g) ( ) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

     (h) ( ) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) ( ) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  ( ) Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box.
                                                                            \  \

Item 4.  Ownership

          (a)  Amount Beneficially Owned:

               Incorporated by Reference from Item 9 of the Cover Pages.

          (b)  Percent of Class:

               Incorporated by Reference from Item 11 of the Cover Pages.

          (c)  Number of Shares as to which the Reporting Person has:

               (i)  Sole power to vote or to direct the vote:

               Incorporated by Reference from Item 5 of the Cover Pages.

               (ii) Shared power to vote or to direct the vote:

               Incorporated by Reference from Item 6 of the Cover Pages.

               (iii) Sole power to dispose or to direct the disposition of:

               Incorporated by Reference from Item 7 of the Cover Pages.

               (iv) Shared power to dispose or to direct the disposition of:

               Incorporated by Reference from Item 8 of the Cover Pages.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         No person other than the Reporting Persons are known to have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of, the shares of Common Stock and options acquired by the Reporting Person through open market purchases.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         The members of the group filing this Schedule 13G are identified by reference to the Cover Pages. Additionally, the following entities, while not part of this filing, may be deemed to constitute members of the group:

         Gamma Fund LLC
         Delta Fund LLC
         McCown De Leeuw & Co. III, L.P.
         McCown De Leeuw & Co. IV, L.P.
         McCown De Leeuw & Co. IV Associates, L.P.
         McCown De Leeuw & Co. III (Asia), L.P.
         McCown De Leeuw & Co. III (Europe), L.P.
         MDC Management Company IV, LLC
         MDC Management Company IIIA, LP
         MDC Management Company III, LP
         California Public Employees' Retirement System

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10.  Certification

         Not applicable.

MATERIAL TO BE FILED AS EXHIBIT.

         Exhibit A, incorporated by reference from page A-1 of the initial version of this Schedule 13G filed on February 16, 1999, is the Joint Filers Agreement.

         Exhibit B, incorporated by reference from page B-1 the initial version of this Schedule 13G filed on February 16, 1999, contains the Powers of Attorney appointing Craigh Leonard as Attorney-In-Fact and authorizing him to sign the
Schedule 13G and all amendments thereto for the following individuals and entities: VDK Foods LLC, Gloriande (Luxembourg) S.a.r.L., Ian R. Wilson, James
B. Ardrey, Ray Chung, M. Laurie Cummings, The Ian and Susan Wilson 1998 Irrevocable Trust, Ray and Eileen Chung Children's Trust f/b/o Melissa Ann Chung, Ray and Eileen Chung Children's Trust f/b/o Jessica Michelle Chung, Scott
W. Seaton, Trustee f/b/o Caitlin E. Ardrey, Scott W. Seaton, Trustee f/b/o Ian
B. Ardrey, Wendy R. Ardrey, Trustee f/b/o Ann Richardson, Elizabeth D. Ardrey,
R. Holt Ardrey, Trustee f/b/o Blake Ardrey, R. Holt Ardrey, Trustee f/b/o Scott Ardrey, Dartford Partnership L.L.C., Sunapee Securities, Inc., Squam Lake Investors II, L.P., Thomas J. Ferraro, Irrevocable Trust for Gregory T. Ferraro, Irrevocable Trust for Michael A. Ferraro, C. Gary Willett, Irrevocable Trust for Jennifer L. Willett, Irrevocable Trust for Bryan S. Willett, Irrevocable Trust for Kimberly E. Willett, Alan G. Mintz, Dirk C. Grizzle, Robert A. Kraska, Thomas O. Ellinwood, Timothy B. Andersen, Thomas J. Youngerman, Olafur Gudmundsson, Gregory L. Smith, Anthony A. Bevilacqua.

         Exhibit C, which appears at page C-1 of this Schedule, is the Power of Attorney appointing Craigh Leonard as Attorney-In-Fact and authorizing him to sign the Schedule 13G and all amendments thereto on behalf of Cary S. Fitchey.

         Exhibit D, which appears at page D-1 of this Schedule, is the Power of Attorney appointing Charles Delaney and Marc Unger as Attorneys-in-Fact and authorizing them to sign this Schedule 13G and all amendments thereto on behalf of UBS Capital LLC.


              [The remainder of this page intentionally left blank]

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:  February 11, 2000

                  VDK FOODS LLC


            By:   /s/ CRAIGH LEONARD
                  --------------------------------------
                        Craigh Leonard, Attorney-In-Fact


                  FENWAY PARTNERS CAPITAL FUND, L.P.


            By:   Fenway Partners, L.P., its General Partner

                  By:   Fenway Partners Management, Inc. its General Partner


                  By:   /s/ ANDREA GEISSER
                        --------------------------------------
                        Name:        Andrea Geisser
                        Title:       Managing Director


                  FPIP TRUST, LLC

            By:   Fenway Partners, Inc., its Manager


                  By:   /s/ ANDREA GEISSER
                        --------------------------------------
                        Name:        Andrea Geisser
                        Title:       Managing Director

                          FPIP LLC


                          By:   Fenway Partners, Inc., its Manager


                          By:   /s/ ANDREA GEISSER
                                --------------------------------------
                                Name:        Andrea Geisser
                                Title:       Managing Director


                          UBS CAPITAL LLC


                          By:   /s/ MARC UNGER
                                --------------------------------------
                                Marc Unger, Attorney-in-Fact


                          By:   /s/ CHARLES J. DELANEY
                                --------------------------------------
                                Charles J. Delaney, Attorney-in-Fact


                          GLORIANDE (LUXEMBOURG) S.A.R.L.


                    By:   /s/ CRAIGH LEONARD
                          --------------------------------------
                                Craigh Leonard, Attorney-In-Fact


                          DARTFORD PARTNERSHIP L.L.C.


                    By:   /s/ CRAIGH LEONARD
                          --------------------------------------
                                Craigh Leonard, Attorney-In-Fact


                          IAN R. WILSON


                    By:   /s/ CRAIGH LEONARD
                          --------------------------------------
                                Craigh Leonard, Attorney-In-Fact

                       JAMES B. ARDREY


                 By:   /s/ CRAIGH LEONARD
                       --------------------------------------
                             Craigh Leonard, Attorney-In-Fact


                       RAY CHUNG


                 By:   /s/ CRAIGH LEONARD
                       --------------------------------------
                             Craigh Leonard, Attorney-In-Fact


                       M. LAURIE CUMMINGS


                 By:   /s/ CRAIGH LEONARD
                       --------------------------------------
                             Craigh Leonard, Attorney-In-Fact


                       CARY S. FITCHEY


                 By:   /s/ CRAIGH LEONARD
                       --------------------------------------
                             Craigh Leonard, Attorney-In-Fact


                       THE IAN AND SUSAN WILSON 1998
                       IRREVOCABLE TRUST


                 By:   /s/ CRAIGH LEONARD
                       --------------------------------------
                             Craigh Leonard, Attorney-In-Fact


                       RAY AND EILEEN CHUNG CHILDREN'S TRUST F/B/O
                       MELISSA ANN CHUNG


                 By:   /s/ CRAIGH LEONARD
                       --------------------------------------
                             Craigh Leonard, Attorney-In-Fact

                       RAY AND EILEEN CHUNG CHILDREN'S TRUST F/B/O
                       JESSICA MICHELLE CHUNG


                 By:   /s/ CRAIGH LEONARD
                       --------------------------------------
                             Craigh Leonard, Attorney-In-Fact


                       SCOTT W. SEATON, TRUSTEE F/B/O CAITLIN E. ARDREY


                 By:   /s/ CRAIGH LEONARD
                       --------------------------------------
                             Craigh Leonard, Attorney-In-Fact


                       SCOTT W. SEATON, TRUSTEE F/B/O IAN B. ARDREY


                 By:   /s/ CRAIGH LEONARD
                       --------------------------------------
                             Craigh Leonard, Attorney-In-Fact


                       WENDY R. ARDREY, TRUSTEE F/B/O ANN RICHARDSON


                 By:   /s/ CRAIGH LEONARD
                       --------------------------------------
                             Craigh Leonard, Attorney-In-Fact


                       ELIZABETH D. ARDREY


                 By:   /s/ CRAIGH LEONARD
                       --------------------------------------
                             Craigh Leonard, Attorney-In-Fact

                        R. HOLT ARDREY, TRUSTEE F/B/O BLAKE ARDREY


                  By:   /s/ CRAIGH LEONARD
                        --------------------------------------
                              Craigh Leonard, Attorney-In-Fact




                        R. HOLT ARDREY, TRUSTEE F/B/O SCOTT
                        ARDREY


                  By:   /s/ CRAIGH LEONARD
                        --------------------------------------
                              Craigh Leonard, Attorney-In-Fact


                        SUNAPEE SECURITIES, INC.


                  By:   /s/ CRAIGH LEONARD
                        --------------------------------------
                              Craigh Leonard, Attorney-In-Fact


                        SQUAM LAKE INVESTORS II, L.P.


                  By:   /s/ CRAIGH LEONARD
                        --------------------------------------
                              Craigh Leonard, Attorney-In-Fact


                        THOMAS J. FERRARO


                  By:   /s/ CRAIGH LEONARD
                        --------------------------------------
                              Craigh Leonard, Attorney-In-Fact

                       IRREVOCABLE TRUST FOR GREGORY T. FERRARO


                 By:   /s/ CRAIGH LEONARD
                       --------------------------------------
                             Craigh Leonard, Attorney-In-Fact


                       IRREVOCABLE TRUST FOR MICHAEL A. FERRARO


                 By:   /s/ CRAIGH LEONARD
                       --------------------------------------
                             Craigh Leonard, Attorney-In-Fact



                       C. GARY WILLETT


                 By:   /s/ CRAIGH LEONARD
                       --------------------------------------
                             Craigh Leonard, Attorney-In-Fact


                       IRREVOCABLE TRUST FOR JENNIFER L. WILLETT


                 By:   /s/ CRAIGH LEONARD
                       --------------------------------------
                             Craigh Leonard, Attorney-In-Fact


                       IRREVOCABLE TRUST FOR BRYAN S.
                       WILLETT


                 By:   /s/ CRAIGH LEONARD
                       --------------------------------------
                             Craigh Leonard, Attorney-In-Fact

                       IRREVOCABLE TRUST FOR KIMBERLY E. WILLETT


                 By:   /s/ CRAIGH LEONARD
                       --------------------------------------
                             Craigh Leonard, Attorney-In-Fact


                       ALAN G. MINTZ


                 By:   /s/ CRAIGH LEONARD
                       --------------------------------------
                             Craigh Leonard, Attorney-In-Fact


                       DIRK C. GRIZZLE


                 By:   /s/ CRAIGH LEONARD
                       --------------------------------------
                             Craigh Leonard, Attorney-In-Fact


                       ROBERT A. KRASKA


                 By:   /s/ CRAIGH LEONARD
                       --------------------------------------
                             Craigh Leonard, Attorney-In-Fact


                       THOMAS O. ELLINWOOD


                 By:   /s/ CRAIGH LEONARD
                       --------------------------------------
                             Craigh Leonard, Attorney-In-Fact


                       TIMOTHY B. ANDERSEN


                 By:   /s/ CRAIGH LEONARD
                       --------------------------------------
                             Craigh Leonard, Attorney-In-Fact

                             THOMAS J. YOUNGERMAN


                       By:   /s/ CRAIGH LEONARD
                             --------------------------------------
                                   Craigh Leonard, Attorney-In-Fact


                             OLAFUR GUDMUNDSSON


                       By:   /s/ CRAIGH LEONARD
                             --------------------------------------
                                   Craigh Leonard, Attorney-In-Fact


                             GREGORY L. SMITH


                       By:   /s/ CRAIGH LEONARD
                             --------------------------------------
                                   Craigh Leonard, Attorney-In-Fact


                             ANTHONY A. BEVILACQUA


                       By:   /s/ CRAIGH LEONARD
                             --------------------------------------
                                   Craigh Leonard, Attorney-In-Fact

                                POWER OF ATTORNEY


         Know all men by these presents that the undersigned constitutes and appoints CRAIGH LEONARD his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any all amendments thereto relating to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done, or have done or caused to be done prior to this date, by virtue hereof.

Dated:  February 25, 1999


                                 /s/ CARY S. FITCHEY
                                 --------------------------------
                                 CARY S. FITCHEY

                           POWER OF ATTORNEY

         Know all men by these presents that UBS Capital LLC constitutes and appoints CHARLES DELANEY and MARC UNGER its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for it and in it's name, place and stead, in any and all capacities, acting jointly or individually, to sign any and all Securities and Exchange Commission Forms 3, Forms 4, Forms 5 and Schedules 13D and 13G and any and all amendments thereto to Aurora Foods Inc., and to file the same and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as UBS Capital LLC might or could do itself hereby ratifying and confirming said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done or have done or caused to be done prior to this date, by virtue hereof.

Dated: February 10, 2000


                                       UBS CAPITAL LLC


                                       BY: /s/ Louis R. Eber
                                           ------------------------------
                                       Name:  Louis R. Eber
                                       Title: Executive Director and
                                              Deputy General Counsel


                                       By:  /s/ Patricia Franklin
                                           ------------------------------
                                           Name:  Patricia Franklin
                                           Title: Director


                                   D-1